UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 29, 2009 (June 24, 2009)

Behringer Harvard Opportunity REIT II, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53650	20-8198863
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

15601 Dallas Parkway, Suite 600, Addison, Texas

75001

(Address of principal executive offices)

(Zip Code)

(866) 655-3600

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

At the 2009 Annual Meeting of Stockholders for the Company held on June 24, 2009, the stockholders of Behringer Harvard Opportunity REIT II, Inc. (the “Company,” “we,” “our” or “us”) re-elected to the Board of Directors of the Company (the “Board”) Robert M. Behringer, Robert S. Aisner, Andreas K. Bremer, Jeffrey P. Mayer, and Cynthia Pharr Lee to serve for a term ending at the 2010 Annual Meeting of Stockholders, and each will continue in office until his or her successor has been elected and qualified, or until his or her earlier death, removal, resignation or retirement.

Also, on June 24, 2009, following the 2009 Annual Meeting of Stockholders, the Board increased its size from five members to six and appointed Diane S. Detering-Paddison to fill the vacancy created thereby.  Ms. Detering-Paddison was also appointed to serve on the Audit Committee, Compensation Committee, and Nominating Committee of the Board.

Item 7.01.              Regulation FD Disclosure.

On June 24, 2009, the Board declared distributions payable to the stockholders of record each day during the months of July, August, and September 2009.  Distributions payable to each stockholder of record will be paid in cash on or before the 16th day of the following month.  The declared distributions equal a daily amount of $0.0013699 per share of common stock.  If this rate were paid each day for a 365-day period, it would equal a 5.0% annualized rate based on a purchase price of $10.00 per share.  A portion of each distribution will constitute a return of capital for tax purposes.

On June 29, 2009, the Company issued a press release announcing Ms. Detering-Paddison’s appointment to the Board.  A copy of the press release is attached as Exhibit 99.1.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BEHRINGER HARVARD OPPORTUNITY REIT II, INC.

Dated: June 29, 2009	By:	/s/ Gerald J. Reihsen, III
Gerald J. Reihsen, III
Executive Vice President —
Corporate Development & Legal

Exhibit Index

Exhibit No.	Description

99.1	Press Release